Exhibit 99.1

USANA Health Sciences Reports Record First Quarter 2018 Net Sales and Increases 2018 Outlook

  Record first quarter net sales of $292.0 million, an increase of 14.4% year-over-year
  First quarter diluted earnings per share increased 38.4% to $1.19 per share

SALT LAKE CITY--(BUSINESS WIRE)--April 24, 2018--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended March 31, 2018.

Financial Performance

For the first quarter of 2018, net sales were $292.0 million compared with $255.3 million in the prior-year period, or a 14.4% increase year-over-year. Favorable currency exchange rates positively impacted net sales by $16.4 million for the quarter. Targeted product promotions offered by the Company during the quarter contributed approximately $11 million to net sales and the Company’s launch of its new skincare line, Celavive, also contributed approximately $9 million in incremental sales for the quarter. The Company’s total number of active Customers increased 1.9% year-over-year to 585,000.

The Company reported net earnings for the first quarter of $28.9 million, compared with net earnings of $21.4 million reported in the prior-year period. Earnings per diluted share increased to $1.19 per diluted share, an increase of 38.4% on a year-over-year basis. The increase in net earnings was due primarily to higher net sales, lower relative operating expenses and a lower effective tax rate of 34.2% compared to 36% during the prior year period. Costs related to China and the Company’s internal investigation into its China operations were nominal during the first quarter of 2018 as compared to approximately $2.4 million, after tax, during the prior year period.

“We are off to a solid start to the year as we continue to see strong momentum in most of our regions around the world,” said Kevin Guest, Chief Executive Officer. “The highlight of the quarter was our successful launch of the Celavive skincare line. We launched Celavive in every market except China, where we anticipate launching in the fourth quarter. The initial results from this launch show strong customer demand for this product line around the world. We also offered a targeted product promotion in China that benefited sales for the quarter.”

Weighted average diluted shares outstanding were 24.3 million for the first quarter of 2018, compared with diluted shares of 25.0 million in the prior-year period. The Company repurchased approximately 39,000 shares during the quarter for a total investment of $2.9 million, and ended the quarter with $266.2 million in cash and cash equivalents and no debt. As of March 31, 2018, there was $47.1 million remaining under the current share repurchase authorization.

Regional Results

Net sales in the Asia Pacific region increased by 19.0% to $232.1 million for the first quarter of 2018. Within Asia Pacific, net sales:

  Increased 19.8% in Greater China;
  Increased 39.6% in North Asia; and
  Increased 11.6% in the Southeast Asia Pacific region.

Sales growth in Greater China was primarily driven by a 4.9% increase in active Customers in Mainland China, while sales growth in North Asia resulted from 17.9% active Customer growth in South Korea. Sales growth in Southeast Asia Pacific was driven by 27.3% active Customer growth in Malaysia and 18.2% active Customer growth in Singapore. The total number of active Customers in the Asia Pacific region increased by 5.7% year-over-year.

Net sales in the Americas and Europe region for the first quarter of 2018 decreased by 0.6% to $59.9 million, and active Customers in this region declined 8.6%.

“Each of our Asia Pacific regions reported double-digit sales growth in the first quarter,” continued Mr. Guest. “We’re pleased not only with our continued growth in China, but also with the double-digit sales growth we reported in several other markets, including South Korea, Malaysia, Australia and Singapore. In the Americas and Europe region, net sales decreased on a year-over basis, but increased sequentially. Active Customer growth continues to be a challenge for us in this region and a major focus of our team. Several of our 2018 growth strategies are intended to help generate customer growth in this region, including the opening of four new European markets in mid-June. Although we are forecasting sales to be relatively modest in these markets initially, we believe that the excitement of entering these new markets will help generate momentum within the overall region and, most importantly, we’re pleased to be able to offer USANA products to more families across the globe.”

Outlook

The Company is updating its consolidated net sales and earnings per share outlook for 2018 as follows:

  Consolidated net sales between $1.13 and $1.17 billion, previously between $1.11 and $1.16 billion; and
  Earnings per share between $4.25 and $4.55, previously between $4.05 and $4.45.

The Company’s outlook reflects:

  A positive impact from more favorable currency exchange rates of approximately $45 million for the full-year;
  An estimated operating margin of between 13% and 14% for the year;
  An effective tax rate of approximately 34% for the year; and
  An annualized diluted share count of approximately 24.3 million.

Chief Financial Officer Doug Hekking commented, “Our results for the first quarter reflect the strength of USANA’s business. We generated record net sales for the quarter with the Celavive launch and other promotional activity contributing to the topline performance. In addition, topline results were positively impacted by favorable currency exchange rates. Earnings from operations for the quarter benefited from a delay in planned investments that will be implemented during the remainder of 2018. We continue to believe that we are well positioned to leverage the meaningful investments we have made in our business over the last several years and expect to deliver a higher operating margin. We are raising our outlook for 2018 to reflect our first quarter results and the momentum we are seeing in the business.”

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, had historically reported China Preferred Customers as Associates. The Company began reporting China Preferred Customers as Preferred Customers with its results for the fourth quarter of 2017.

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations or financial condition. The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intends to provide additional information to both agencies as the investigation progresses. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, April 25, 2018 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	1-Apr-17	31-Mar-18

Net sales	$255,323	$291,998
Cost of sales	42,654	49,375
Gross profit	212,669	242,623

Operating expenses
Associate incentives	115,781	129,362
Selling, general and administrative	64,001	70,132

Earnings from operations	32,887	43,129

Other income (expense)	482	862
Earnings before income taxes	33,369	43,991

Income taxes	12,011	15,045

NET EARNINGS	$21,358	$28,946

Earnings per share - diluted	$0.86	$1.19
Weighted average shares outstanding - diluted	24,976	24,273

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	30-Dec-17	31-Mar-18
Current Assets
Cash and cash equivalents	$247,131	$266,197
Inventories	62,918	68,128
Prepaid expenses and other current assets	30,110	31,801
Total current assets	340,159	366,126

Property and equipment, net	102,847	101,357
Goodwill	17,417	17,797
Intangible assets, net	35,154	35,969
Deferred income taxes	2,859	3,098
Other assets	20,833	21,598
Total assets	$519,269	$545,945

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,787	$12,681
Other current liabilities	129,396	113,687
Total current liabilities	141,183	126,368

Deferred income taxes	13,730	17,475
Other long-term liabilities	1,146	1,124

Stockholders' equity	363,210	400,978
Total liabilities and stockholders' equity	$519,269	$545,945

USANA Health Sciences, Inc.
Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	1-Apr-17		31-Mar-18		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$131,738	51.6%	$157,808	54.0%	$26,070	19.8%	$11,129	11.3%
Southeast Asia Pacific	50,406	19.7%	56,228	19.3%	5,822	11.6%	2,244	7.1%
North Asia	12,956	5.1%	18,084	6.2%	5,128	39.6%	1,209	30.2%
Asia Pacific Total	195,100	76.4%	232,120	79.5%	37,020	19.0%	14,582	11.5%

Americas and Europe	60,223	23.6%	59,878	20.5%	(345)	(0.6%)	1,807	(3.6%)

	$255,323	100.0%	$291,998	100.0%	$36,675	14.4%	$16,389	7.9%

Active Associates by Region(1)
(unaudited)

	As of
	1-Apr-17		31-Mar-18

Asia Pacific
Greater China	107,000	37.7%	108,000	37.5%
Southeast Asia Pacific	88,000	31.0%	88,000	30.6%
North Asia	19,000	6.7%	24,000	8.3%
Asia Pacific Total	214,000	75.4%	220,000	76.4%

Americas and Europe	70,000	24.6%	68,000	23.6%

	284,000	100.0%	288,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	1-Apr-17		31-Mar-18
Asia Pacific
Greater China	183,000	63.1%	194,000	65.3%
Southeast Asia Pacific	14,000	4.8%	21,000	7.1%
North Asia	11,000	3.8%	11,000	3.7%
Asia Pacific Total	208,000	71.7%	226,000	76.1%

Americas and Europe	82,000	28.3%	71,000	23.9%

	290,000	100.0%	297,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations